Company Options Two New Gold Projects In Finland

Tampere, Finland - January 23, 2007 - Gondwana Energy Ltd. (OTCBB: GNWA) is pleased to announced it has signed an option agreement to acquire a 100% interest in two advanced gold projects comprised of five mineral concessions located in Finland.

Under the terms of the agreement, the company has the right to acquire a 100% interest in two gold projects known as Poronmannikko and Sarkiahonkangas by making cash payments to Ab Aprofas Oy totaling 1,000,000 Euros. The initial payment of €150,000 is due on or before April 1, 2007, the 2nd payment of €150,000 is due on or before April 1, 2008, the 3rd payment of €300,000 is due on or before April 1, 2009 and the final payment of €400,000 is due on or before April 1, 2010.

Company Chairman and CEO, Dan Hunter stated, "It is an important part of our Finnish mining strategy to acquire and develop a balanced portfolio of both precious and base metals projects with an emphasis on gold and nickel. Today's agreement to acquire two new gold projects increases our holdings in Finland to include three advanced gold targets. These gold projects have received considerable previous exploration including drilling and warrant further development to expand on the promising potential of the mineralized zones."

"I see great similarity between the Canadian Shield forty years ago and Finland today. A primary difference being that the Geological Survey of Finland has compiled an enormous amount of geological data that is available for companies like ours to use to identify advanced targets of interest and to fast-track exploration and development. The Canadian shield grew rapidly as major discoveries were made during the past forty years and we never had anywhere near the amount of information available to us then that we have now in Finland," stated Robert Van Tassell, a company Director.

The Company has recently called a Special Meeting of Shareholders of Gondwana Energy, Ltd. to change the name of the company to FinMetal Mining Ltd. The meeting will be held today, commencing at 10:00 a.m. local time, at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202 (telephone:  (303) 292-2400). Only shareholders of record at the close of business on December 11, 2006, the record date, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

On Behalf of the Board:

Daniel Hunter

Gondwana Energy Ltd.
FinMetal Mining OY
Attn: Peter Löfberg - President
Finlaysoninkuja 9
FIN-33210 Tampere
Phone +358 3 260 4331
Fax +358 3 260 4330
e-mail info@finmetalmining.com

www.GondwanaEnergyLtd.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Gondwana Energy Ltd.'s management and reflect Gondwana Energy Ltd.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Gondwana Energy Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements.